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                                 First Amendment
                                    with PPYM

                                      10.4



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                   PROGRESSIVE POLYMERICS INTERNATIONAL, INC.
                             (A Nevada Corporation)
                          UNANIMOUS CONSENT IN LIEU OF
                          SPECIAL MEETING OF DIRECTORS

         The undersigned, being all of the Directors of Progressive Polymerics International, Inc., a Nevada corporation, hereby execute this written consent to action, as provided by Section 78.315(2) of the Nevada Corporation Law and in lieu of a formal meeting. The undersigned hereby waive, pursuant to Section
78.375 of the Nevada Corporation Law and ARTICLE X of the By-laws, all requirements of notice, including notice of purpose, whether contained in the Nevada Constitution, the Nevada Corporation Law, or the By-laws of this Corporation, and do hereby adopt the following resolutions:

         WHEREAS, the Board of Directors of this corporation has received a majority in interest of the PPYM stockholders approving the arrangements of the First Amendment to the Sale and Purchase Agreement of the Armored Conduit patents to Fidelity Holdings, Inc.; and

         WHEREAS, this agreement will be entered in Court as a settlement of Fidelity's action for rescission of the original agreement which will make the matter res judicata for both PPYM and its stockholders;

         NOW THEREFORE, BE IT RESOLVED, that the officers of this corporation be and hereby are, authorized, directed, and empowered to do any act necessary or desirable to effectuate the foregoing resolutions and to negotiate, execute, seal, acknowledge, deliver and/or file any documents, instruments, or other resolutions, all such acts and writings being hereby ratified, confirmed, and adopted.

Dated:         September 30, 1996

-----------------------------
Terrence A. Davis


-----------------------------
John P. O'Meara

Being all the Directors of the Corporation.

The following is appended hereto:
     List of Shareholders Ratifying Agreement
     First Amendment To Patent Sale And Purchase Agreement



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                                 FIRST AMENDMENT
                                       TO
                       PATENT SALE AND PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO PATENT SALE AND PURCHASE AGREEMENT is made and entered into this 30th day of September, 1996 by and among

(1) PROGRESSIVE POLYMERICS, INC., a New York corporation, referred to herein as the "SELLER";

(2) PROGRESSIVE POLYMERICS, INTERNATIONAL, INC., a Nevada Corporation, referred to herein as "International";

                                       AND

(3) FIDELITY HOLDINGS, INC., a Nevada corporation, referred to herein as the "BUYER".

WITNESSETH THAT:

         WHEREAS, the parties entered into a Patent Purchase and Sale Agreement on November 14, 1995 which they now desire to amend in order to convert a substantial portion of the purchase price to securities of the BUYER for the benefit of the stockholders of International; and

         WHEREAS, although allegedly approved by amajority in interest of the stockholders of International, subsequent to the execution of the Patent Purchase and Sale Agreement certain stockholders and members of management complained that the Patent Purchase and Sale Agreement was not fair to International, and demanded that such agreement be amended;

         WHEREAS, in response to the claim of unfairness, BUYER offered to rescind the Patent Purchase and Sale Agreement, but the complaining stockholders and members of management rejected the rescission and demanded that the Patent Purchase and Sale Agreement be amended, and the parties negotiated with respect to an amendment to the terms and conditions of the original sale and purchase of the two Armored Conduit patents but were unable to agree upon a mutually acceptable amendment, due to BUYER's ascertainment of previously undisclosed data;

WHEREAS, after the impasse developed, on June 20, 1996 BUYER filed a suit in the Supreme Court of the State of New York, County of Queens, Indexed at No. 13505/96, seeking rescission of the Patent Purchase and Sale Agreement, but subsequently the parties have agreed upon a mutually acceptable amendment, and the parties desire to formalize and evidence their understandings and agreements in this document;

NOW, THEREFORE, in consideration of the premises, intending to be legally bound and in consideration of the mutual promises and


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covenants contained herein, the parties hereto hereby agree as follows:

         1. Confirmation of prior Agreement The parties hereby confirm that the prior Agreement of November 14, 1995 ("Original Agreement") is in full force and effect and in good standing without default by either party. The parties intend that such Agreement shall remain in full force and effect, except as specifically amended hereby-.

         2. Amendment; Conversion of Debt to Equity

         (a) Paragraph 3 of the original Agreement of November 14, 1995 provided for an aggregate purchase price to be paid by the BUYER to the SELLER for and in consideration of the sale, transfer and conveyance to the BUYER of the two Armored Conduit patents and certain related assets, consisteing of:

         (i) a cash purchase price, to be paid in installments;

         (ii) a "minimum royalty", by the payment of specific costs; and

         (iii) an ongoing, or continuous, royalty based on production sales.

         (b) The parties desire to amend the cash purchase price and "minimum royalty" as provided in subparagraphs 3(b) and 3(c) of the original Agreement, and by this First Amendment hereby amend such provisions. Nothing contained in this amended Agreement shall affect the payment by BUYER of an on-going or continuous royalty to SELLER calculated as provided in the original Agreement.

         (c) The original Agreement provided for a cash purchase price f Five Hundred Thousand Dollars ($500,000) to be paid in fifty-six (56) equal quarterly installments, in arrears, over the remaining fourteen year life of the older patent, commencing January 1, 1996. a unpaid principal sum was to bear interest at the rate of seven cent (7%) per annum, simple interest. As required by such Original Agreement, in January, 1996, BUYER paid to SELLER the sum of $4,375 representing interest on the unpaid sum from November 14, 995 to December 31, 1995. SELLER and International acknowledge that all interest on the original cash purchase price has been paid through December 31, 1995.

         (d) The Five Hundred Thousand Dollars ($500,000) cash purchase price is hereby amended to a combination of:

         (i) One Hundred Thousand Dollars ($100,000) in cash; and;


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                    (ii) Eighty Thousand (80, 000) Units of BUYER's securities, as hereinafter provided in subparagraph (f) below, with such amendment to be deemed to have occurred on January 1, 1996 for purposes of calculating interest on the cash component, the differential being covered in subparagraph (f) below;

         (e) The amended cash purchase price of $100,000 shall be paid an follows:

                  (i) SELLER and International shall credit the sun of Fifteen Thousand Dollars, which was wired on May 2, 1996, to the principal sum, leaving a balance due of Eightyfive Thousand Dollars ($85,000);


                  (ii) Upon execution of this First Amendment Agreement, BUYER shall pay SELLER the sum of Fourteen Thousand Sixty Dollars and Ninety-eight Cents ($14,060.98), of which Ten Thousand Dollars shall be applied to the principal balance, leaving a balance due of seventy-five Thousand Dollars ($75,000), and Two Thousand Three Hundred Ninetyone Dollars and Sixty-seven Cents ($2,391.67) shall be applied to interest on the amended cash purchase price of $100,000 from January 1, 1996 to May 2, 1996, and One Thousand Six Hundred Sixty-nine Dollars and Thirty-one Cents shall be applied to interest on the $85,000 principal balance from May 2, 1996 to September 11, 1996; on or before October 31, 1996 and Nove-mber 30, 1996, BUYER shall pay the following sums, allocated as indicated;

         Month             Payment           Principal           Interest
         -----             -------           ---------           --------
         October         $10,452.08           $10,000            $ 452.08
         November        $14,379.17           $14,000            $ 379.17

                  (iv) on or before January 31, 1997, April 30, 1997, July 31, 1997 and October 31, 1997, BUYER shall pay the following sums, allocated as indicated:

         Month             Payment           Principal           Interest
         -----             -------           ---------           --------
         January         $14,912.33           $14,000            $ 912.33
         April           $14,638.63           $14,000            $ 638.63
         July            $12,406.97           $12,000            $ 406.97
         October         $11,196.77           $11,000            $ 196.77

         (f) In addition to the cash purchase price of $500,000, BUYER had agreed to pay certain additional sums as a "minimum royalty" during the two year period to November 13, 1997, which included (i)

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up to the Sum Of Thirty Thousand Dollars ($30,000) for legal fees and costs in connection with the Daniel Tepper litigation and (ii) the sum of $32,000 per year for the employment of Peter Curti for the purposes of the original Agreement. With respect to (i), BUYER and International have advised BUYER that the Daniel Tepper litigation has been settled and the balance of the funds are not required for that purpose. With respect to (ii), the parties have agreed that BUYER will simply hire any person that it chooses for the intended purposes and further employment of Mr. Curti is not required. Accordingly, in conversion of the $400,000 balance of the cash purchase price and in lieu of the foregoing minimum royalty payments, and in lieu of the interest on $500,000 from ,January 1, 1996 to March 31, 1996 per subparagraph (d) above, the parties have 'agreed that, as provided in subparagraph (g) following, BUYER shall issue to International Eighty Thousand (80,000) Units of its securities, each Unit to consist of Two (2) shares of the Common Stock of BMBR and Two (2) Warrants, each Warrant being for the purchase of one (1) further share of BUYER's Common Stock at an exercise (purchase) price of $3.125 per share.

         (g) BUYER shall issue the 80,000 Units upon the completed execution of this frst Amendment. No Unit certificates shall be issued; BUYER shall issue, in the name of International, two (2) certificates each for Eighty Thousand (80,000) shares of its Common Stock and a single Warrant, exercisable for one
(1) year, for the purchase of one Hundred Sixty Thousand (160,000) additional shares of its common Stock. Such certificate and Warrant shall bear a restrictive legend on the face thereof disclosing that such securities have been issued without registration under the Securities Act of 1933, as amended, and are restricted as to further transfer. BUYER hereby agrees with International that it will register Twelve Thousand (12,000) of such shares (from the stock certificate not subject to the call provision as provided below) in its intended SB-2 Registration Statement, anticipated to be filed in the first quarter of 1996; in consideration for such registration, which shall be at the expense of BUYER, international covenants and agrees that it will not sell more than 1,000 shares of such 'registered 12,000 shares in each month for one year, commencing the month following the month in which the Registration Statement is declared effective. BUYER is hereby authorized by SELLER and International to provide instructions to its Transfer Agent to implement this agreed sales limitation.


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         (h) Of the 160, 000 shares of Common Stock being Issued, SELLER and
International hereby grant; to BUYER an irrevocable option to repurchase/redeem 80,000 of such shares at a price of Two Dollars and Fifty Cents ($2.50) per share. The option shall be in effect only for so long as the exercise period for the Warrant i.e., initially for a period of one year. BUYER may extend the call option for a further year, but must also extend the exercise of the Warrant for the same extension period. In the event that BUYER exercises this call option, SELLER and International shall have the option to apply the payment to the exercise of the Warrant.

         (i) SELLER and International agree to be bound by the sales restrictions applicable to affiliates. First, no unregistered shares being issued (excluding the 12,000 shares to be registered from the certificate not subject to the call provision) shall be sold for a period of two (2) years from the date of issuance. No shares obtained upon exercise of the Warrant shall be sold for a period of two (2) years from the date of purchase. The amount of securities sold for the account of SMLER within the preceding three (3) months shall not exceed the greater of (i) one percent (1%) of the shares or other units of the class outstanding as shown by the most recent report or statement published by BUYER as the issuer, or (ii) the average weekly reported volume of trading in such securities during the preceding four (4) weeks on all national securities exchanges and/or reported through the automated quotation system, and a further sales limitation shall be that no sales in one day shall exceed the bid volume displayed by the primary bidder. BUYER is hereby authorized by SELLER and International toprovide instructions to its Transfer Agent to place a legend on one of the share certificates indicating that it is subject to this provision.

         3. Amendment; Deletion of Prgvisionss. Paragraphs 4, 5 and 11 of the prior Agreement of November 14, 1995 are hereby deleted. BUYER shall not be in default due to any delay, non-action, failure to exploit, or other time limitation or duty to market, produce, manufacture, or otherwise.

         4. Collateral Matter; Release and Covenant not to Sue

(a) During the period prior to November 14, 1995, SELLER and International had dealt with Holtzman Enterprises, Inc. and its

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affiliates (Holtzman). Officers, directors and employees and agents of Holtzman performed various services for SELLER and/or International and both SELLER and International received various accommodations and services (e.g., office space, office expense, telephone, secretarial/receptionist assistance, legal assistance). In reimbursement of Holtzman's expenses, BUYER and International transferred and paid to Holtzman approximately Eighty-five-Thousand Dollars ($85,000). In the dispute following the November 14, 1995 Agreement, outlined in the Preamble to this First Amendment, shareholders and/or agent of SELLER and International demanded repayment of all or some of such reimbursement.

(b) SELLER and International jointly and severally represent and warrant that such reimbursement is deemed to have been correct, fair and reasonable, that they jointly and severally release (i) Holtzman, its officers, directors, shareholders, employees and agents, and (ii) BUYER, its officers, directors, shareholders, employees and agents, and that they and neither of them shall make any further claim with respect thereto or file or prosecute any claim, suit, proceeding or arbitration, directly or indirectly, with respect to such payment, the amount thereof, the components thereof, or otherwise-

(c) SELLER and International jointly and severally represent and warrant that the amended consideration set forth in this First Amendment is also consideration for this collateral release and covenant not to sue.

(d) For and in consideration of this First Amendment, SELLER and International jointly and severally release Holtzman,. its officers, directors, shareholders, employees, agents, successors and assigns from all actions, causes of action, suits debts, Purchase orders, dues, sums of 'money.. accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which against such released parties - SELLER and/or international and S Is and International directors, officers, shareholders, employees, agents, successors and assigns ever had, now have or hereafter can, shall, or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof.

                                       6

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         5. Confirmation, Representation and Warranty

(a) SELLER and International jointly and severally . represent and warrant that
(a) the original consideration for the Bale of the patents was and is fair and reasonable and (b) the amended consideration for the sale of the patents set forth herein has been negotiated at arms length in negotiations initiated by S and International due to their change in circumstances, is fair and reasonable, and has been approved by a 'majority in interest of the shareholders of international. BUYER is authorized to enter this First Amendment, or such other documents as may be appropriate under the circumstances incorporating this First Amendment, as a Final Order in the pending rescission litigation so that this First Amendment or the team and conditions hereof shall be res judirata with respect to the prior disputes.

(b) For and in consideration of this First Amendment, s and International jointly and severally release BUYER, its officers, directors, Shareholders, employees, agents, successors and assigns from all actions, causes of action, suits debts, Purchase Orders, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which against such released parties SELLER and/or International and SELLER and International directors, officers, shareholders, employees, agents, successors and assigns ever had, now have or hereaft er can, shall, or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof.

         6. MASTER DISTRIBUTORSHIP

BUYER hereby covenants and agrees that, upon commencement of sales of the Armored Conduit by BUYER's "Plastics- and Utilities Division", it shall cause its appropriate subsidiary, subsubsidiary and/or affiliate or licensee, then producing and/or distributing the Armored Conduit to appoint SELLER and International, jointly, as a non-exclusive Master Distributor for the Armored Conduit products. Such Master Distributorship shall be an a "favored nation" basis, i.e.,, on terms and conditions equal to the most favorable terms and conditions given to any other Master Distributors (distributors) of the products. Such 'Master Distributorship shall be transferable and assignable by SELLER and

                                       7

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International, subject to BUYER'S approval of the qualifications of any such transferee or assignee.

         7. Construction
Whenever required by the context hereof the masculine gender shall be deemed to include the feminine and neuter; and the singular member shall be deemed to include the plural. Time Is expressly declared to be of the essence of this Agreement. This Agreement shall be deemed to have been mutually prepared by all parties and shall not be construed against any particular party as the draft

         8. Interpretation
It is the intent of the parties that this First Amendment shall be construed and interpreted, and that all questions arising hereunder shall be determined in accordance with the provisions of the laws of the State of New York.

         9.   Binding Effect
This First Amendment shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

         10. Counterparts
This First Amendment may be executed in two or more counterparts, any one of which shall be deemed to be an original and all of which taken together shall constitute one agreement.

         11. No Brokers' or Finders' fees
No agent, broker, person, or firm acting on behalf of either party or any of their subsidiaries or under the authority of any of them is or will be entitled to any commission or brokers or finder's fee or financial advisory fee in connection with any of the transactions contemplated herein.


         IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this First Amendment to Patent Sale and


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Purchase Agreement on the date first above written.

                                             PROGRESSIVE POLYMERICS, INC.
ATTEST:
                                             By:________________________________


                                             PROGRESSIVE POLYMERICS,
                                             INTERNATIONAL INC.
ATTEST:
                                             By:________________________________


                                             FIDELITY HOLDINGS, INC.
ATTEST:
                                             By:________________________________




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